EXHIBIT 3.1.2

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED	Articles of Amendment	FORM MUST BE TYPED
(General Laws, Chapter 156D; Section 10.06; 950 CMR 113.33)

Exact name of corporation:          Mercury Computer Systems, Inc.

Registered office address:          199 Riverneck Road, Chelmsford, Massachusetts

(number, street, city or town, state, zip code)

These articles of amendment affect article(s):          III and IV

(specify the number(s) of articles being amended (I-VI))

Adopted and approved on:          November 15, 2004                                                                                               by

(month, day year)

Check the appropriate below:

☐	the incorporators.

☐	the board of directors without shareholder approval and shareholder approval was not required.

☒	the board of directors and the shareholders in the manner required by law and the articles of organization.

State the article number and the rest of the amendment. If the amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, state the provisions for implementing the action unless contained in the text of the amendment.

To change the number of shares and the par value (if any)* of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

The total presently authorized is:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	65,000,000	$.01
		Preferred	1,000,000	$.01

Change the total authorized to:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	85,000,000	$.01
		Preferred	1,000,000	$.01

The foregoing amendment(s) will become effective when these Articles of Amendment are filed in accordance with General Laws, Chapter 156D, § 1.25 unless these articles specify, in accordance with the vote adopting the amendment’s later effective date not more than ninety days after such filing, in which event the amendment will become effective on such later date.

Last effective date:

Article 4.A is replaced in its entirety with the following:

A. Authorized Shares. The aggregate number of shares which this Corporation shall have authority to issue is: 85,000,000 shares of common stock having a par value of $.01 per share (the “Common Stock”) and 1,000,000 shares of preferred stock having a par value of $.01 per share (the “Series Preferred Stock”).

Signed by: /s/ James R. Bertelli

(please check appropriate box)

☒	Chairman of the Board
☒	President
☐	Other Officer
☐	Court-appointed fiduciary

on this 15th day of November, 2004

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws, Chapter 156D, Section 10.06)

I hereby certify that upon examination of these Articles of Amendment, it appears that the provisions of the General Laws, relative thereto have been complied with, and the filing fee in the amount of $20,100.00 having been paid, said articles are deemed to have been filed with me this 22nd day of November, 2004 at 1:55 p.m.

Effective date:

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

Filing fee: Minimum filing fee $100.00 per article amended, stock increases $100 per 100,000 shares plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION

Contact Information:

Patricia Robichaud, c/o Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Telephone (617) 570-1310

Email:

A copy of this filing will be available on-line at www.sec.state.ma.us/cor once the document is filed.